Exhibit 99.1

Elys Game Technology Reports Second Quarter 2022 Results

Management’s strategic initiative to reduce expenditures, improve efficiencies and maximize profitability shows positive improvements in Q2 2022

Profitable B2C operations in Italy on pace for record annual performance

Key technology developments should position Elys for strong second half of 2022

NEW YORK, August 16, 2022 – Elys Game Technology, Corp. (“Elys” or the Company”)(Nasdaq: ELYS), an interactive gaming and sports betting technology company, today announced the financial results for the quarter and six months ended June 30, 2022.

Release Highlights

  European operations achieve a net profitable position of $0.19 million for the six months period, despite the loss of revenue from the closure of all CTD locations in Q2 2021.
  Despite the effect of the strengthening of the U.S. Dollar against the Euro by 9.2% over the prior period, the shortfall in quarter-on-quarter GAAP revenue (Q1-2022 vs Q1-2021 and Q2-2022 vs Q2-2021) narrowed from $1.9 million to $1.4 million due to an exceptionally strong performance from our Multigioco B2C operations.
  Selling expenses in Q2-2022 decreased to $7.9 million (4.2% of turnover) from $9.3 million in Q1-2022 (4.3% of turnover).
  General and administrative expenses before restructuring and severance expenses decreased from $5.0 million in Q1-2022 to $4.8 million in Q2-2022, including $0.7 million of additional expenses from our US Bookmaking operation, which was acquired in July 2021.
  Disaggregated sportsbook hold continues to perform in double digits at a respectable 16.6% in Q2-2022 compared to 14.8% in Q2-2021.

Michele Ciavarella, Executive Chairman of Elys Game Technology stated: “The first half of 2022 finished strong considering the absence of land-based B2C operations in Italy as well as our continuing technology investments for U.S. facing deployments in D.C. as well as the Ocean Casino Resort in New Jersey. Our mobile and online channels through our Multigioco subsidiary carried outstanding results for the second consecutive profitable quarter in line with the corporate pathway-to-profitability mandate that we set out in Q1 of 2022.

As part of this mandate, we undertook an expense reduction plan at the corporate level by restructuring our U.S. facing management leading to a one-time severance cost of $1.2 million, while our US Bookmaking division experienced higher than expected losses due to excessive administrative costs, which we expect will be resolved quickly.

Technology development investments contributed to our expenses during the first half of 2022, and these are paying off as our engineering team continues to build the large venue casino platform at Ocean Casino Resort as well as the U.S. mobile and digital product build in connection with our agreement with Lottomatica S.p.A.

Our outlook for the remainder of 2022 and through 2023 is to focus on reopening land-based locations in Italy as well as new U.S. locations that we expect to launch in multiple states over the next 12 to 18 months.”

Quarterly and half-year financial highlights

The following table summarizes our consolidated financial results for the quarter and six months ended June 30, 2022 and 2021 (in millions).

	2022		2021
	3 months	6 months	3 months	6 months
	In $ millions
Revenue	10.3	22.6	11.7	25.9
Costs and expenses	12.6	26.9	14.4	29.2
Restructuring and severance expenses	1.2	1.2	-	-
Loss from operations	(3.5)	(5.5)	(2.7)	(3.3)

The decrease in revenue from Q2-2021 to Q2-2022 of $1.4 million for the three month period and $3.3 million for the six month period is due to the strengthening of the U.S. Dollar against the Euro by 9.2%, our revenue is predominantly denominated in Euros, and the closure of our CTD locations in Italy in the prior year, which in the aggregate, was offset by an exceptionally strong performance by our Multigioco operation. We anticipate that we will regain the lost revenue and improve our performance as we are able to reopen land-based operations in new locations throughout Italy in the coming 12 to 18 months.

North America Operational Highlights

Our first large venue deployment reached new milestones in Q2-2022 as the all-new The Gallery Sportsbook at Ocean Casino Resort opened on July 1st, and the system migration to new hardware was successfully completed on August 3rd with no blackouts nor service interruptions. In addition, we have completed the first CBE Class-B JV application model in Washington, DC which would represent our second small venue opening at the Cloakroom Gentlemen’s Club in DC that is expected to complement our inaugural Grand Central Restaurant and Sportsbook. The new application model is expected to expand our footprint in DC rapidly with a standard format to ease the onboarding process for new restaurants and small business owners seeking to establish a sportsbook within their business establishments.

In April 2022, we also partnered with Wright Bet Ventures in Ohio to commence our plan to enter the Ohio sports betting market in 2023, which could allow non-conventional gaming venues such as bars, restaurants, and other such businesses acquire licenses to offer a turn-key sportsbook to patrons within their establishments thereby expanding our successful Washington, D.C. small business sportsbook model.

These developments came in line with our plans to have new U.S. operations launched by the start of the 2022-23 NFL season.

Italian Operational Highlights

“The defensive strategy to focus growth towards our Multigioco operations in Italy that we implemented with the onset of COVID conditions is paying off. Our online betting revenue grew in Q2-2022 by approximately $1.0 million over Q2-2021 and our land based revenue shows signs of recovery by growing $0.2 million in Q2-2022 over Q2-2021” stated Interim CFO of Elys, Carlo Reali. “Commissions paid to agents decreased by $1.7 million to $7.9 million representing 4.2% of turnover compared to 4.4%, and we experienced a decrease of approximately $1.1 million in expenses for the first half of 2022, underlying our ongoing efforts to improve our margins.

As we previously discussed, the second stage of our B2C operational strategy began in Q1-2022 where we ultimately acquired approximately 80 ADM land-based license rights for locations that we expect to reopen in Q3-2022, and with an additional 20 rights expected during the second half of 2022 to fully recover our land-based channel in Italy. We expect this investment could generate additional revenue of approximately $20 million per year and return our operations to pre-pandemic revenue levels without significant costs. We are confident that the additional Italian ADM rights should also afford us the ability to certify both our Italian land-based sportsbook and our Virtual Generation virtual sports platforms which could also lead to additional B2B revenue opportunities going forward.”

About Elys Game Technology, Corp.

Elys Game Technology, Corp., is a B2B global gaming technology company operating in multiple countries worldwide, with B2C online and land-based gaming operations in Italy. Elys offers its clients a full suite of leisure gaming products and services, such as sports betting, e-sports, virtual sports, online casino, poker, bingo, interactive games and slots in Italy and has operations in five states as well as the District of Columbia in the U.S. market. Elys’ vision is to become a global leader in the gaming industry through the development of pioneering and innovative technology.

The Company provides wagering solutions, services online operators, casinos, retail betting establishments and franchise distribution networks. Additional information is available on our corporate website at www.elysgame.com.

Investors may also find us on Twitter @ELYS_gaming.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding the Company being positioned for strong second half of 2022, the excessive administrative costs at US Bookmaking being resolved quickly, continuing the reopening of land-based locations in Italy as well as launching new U.S. locations in multiple states over the next 12 to 18 months, the Company regaining the lost revenue from Q2-2021 to Q2-2022 and improving its performance as it reopens land-based operations in new locations throughout Italy in the coming 12 to 18 months, the Cloakroom Gentlemen’s Club in DC location complimenting the Company’s inaugural Grand Central Restaurant and Sportsbook, the new application model expanding the Company’s footprint in DC rapidly, plans to enter the Ohio sports betting market in 2023, plans to have new U.S. operations launched by the start of the 2022-23 NFL season, the Company reopening land-based locations in Italy in Q3-2022, the Company generating additional revenue of approximately $20 million per year and returning its Italian operations to pre-pandemic revenue levels without significant costs, the additional Italian ADM rights affording the Company the ability to certify both its Italian land-based sportsbook and its Virtual Generation virtual sports platforms leading to additional B2B revenue opportunities going forward. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to resolve the excessive administrative costs at US Bookmaking quickly, the Company’s ability to continue the reopening of land-based locations in Italy as well as launch new U.S. locations in multiple states over the next 12 to 18 months as planned, the Company’s ability to reopen land-based operations in new locations throughout Italy in the coming 12 to 18 months and improve its performance, the Company’s ability to expand its new application model in DC rapidly, the Company’s ability to enter the Ohio sports betting market in 2023, the Company’s ability to have new U.S. operations launched by the start of the 2022-23 NFL season, the Company’s ability to generate additional revenue of approximately $20 million per year and returning its Italian operations to pre-pandemic revenue levels without significant costs, the Company’s ability to use the additional Italian ADM rights to certify both its Italian land-based sportsbook and its Virtual Generation virtual sports platforms and generate additional B2B revenue opportunities going forward, the duration and scope of the COVID-19 outbreak worldwide, including the impact to state and local economies, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Form 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Company Contacts:

Elys Game Technology, Corp.

Michele Ciavarella, Executive Chairman

Tel.: 1-628-258-5148

Email: m.ciavarella@elysgame.com